Exhibit 99.1

Dobson Communications Reports Fourth Quarter Preliminary Operating Results

OKLAHOMA CITY, Jan. 11, 2005 — Dobson Communications Corporation (Nasdaq:DCEL) today announced preliminary results for the fourth quarter ended December 31, 2004.

Dobson expects to report approximately 112,300 total gross subscriber additions for the fourth quarter of 2004, compared with 121,600 gross subscriber additions for the third quarter of 2004 and 117,100 gross subscriber additions for the fourth quarter of 2003.

Postpaid customer churn is expected to be approximately 2.4 percent for the fourth quarter of 2004, compared with 2.05 percent for the third quarter of 2004 and 1.9 percent for the fourth quarter of 2003.

Based on these preliminary estimates, Dobson expects to report a net subscriber reduction of approximately 25,600 for the fourth quarter of 2004, reflecting a decline in its postpaid customer base of approximately 33,100. The fourth quarter reduction in its subscriber base does not include the approximately 26,200 subscribers that the Company gained with the acquisition of the RFB Cellular, Inc. assets in December. The Company reported 1,200 net subscriber additions for the third quarter of 2004 and 14,400 net subscriber additions for the fourth quarter of 2003.

Dobson expects that ARPU for the fourth quarter of 2004 will be approximately $42.00, compared with ARPU of $41.20 for the third quarter of 2004 and $40.01 for the fourth quarter last year.

Roaming revenue for the fourth quarter of 2004 is expected to be approximately $53 million, based on approximately 390 million roaming minutes of use (MOUs). Dobson reported 450 roaming MOUs for the third quarter of 2004 and 356 million roaming MOUs for the fourth quarter of 2003. These totals for roaming MOUs reflect the same-store results including Michigan Rural Service Area 5 and the former NPI markets that Dobson acquired during 2004.

The Company’s EBITDA guidance for the second half of 2004 was $166 million to $176 million. Based on preliminary estimates for the fourth quarter and EBITDA from the third quarter of $95 million, Dobson expects to report EBITDA for the second half of 2004 that will be slightly above the top end of the guidance range. Dobson defines EBITDA as operating income less depreciation and amortization.

For a more complete description of the Company’s guidance for the second half of 2004, please refer to Dobson’s second quarter earnings release dated August 9, 2004, Dobson’s press release dated October 20, 2004 and Dobson’s third quarter earnings conference call on November 5, 2004.

Dobson plans to report full operating and financial results for the fourth quarter of 2004 in February.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition; shortages of key network equipment and/or handsets; restrictions on the Company’s ability to finance its growth; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation J. Warren Henry Vice President, Investor Relations (405) 529-8820